EXHIBIT 99.1

Press Release

Patriot Scientific and AMD Enter Into Series of Agreements

Tuesday February 22, 2005

SAN DIEGO, -- Patriot Scientific Corporation (OTC Bulletin Board: PTSC - News) announced today that AMD (NYSE: AMD - News) has purchased restricted shares from PTSC, obtained rights to manufacture and sell the PTSC IGNITE 32-bit stack microprocessor and obtained rights to the "ShBoom" microprocessor patent portfolio in its entirety. AMD is the first company to license the "ShBoom" microprocessor portfolio from PTSC. Terms of the agreements are confidential.

Jeff Wallin, CEO of PTSC, said, "Our agreements with AMD represent a watershed moment for PTSC. We're confident that our patent portfolio will benefit both companies for many years to come."

Harry Wolin, senior vice president and general counsel for AMD, said, "We are pleased with the outcome of our negotiations with PTSC and look forward to our ongoing relationship."

About Patriot Scientific

Patriot Scientific is an intellectual property company, developing and marketing innovative and proprietary semiconductor technologies into the fast- growing handheld wireless and smart card markets. The company's portfolio of patents encompasses what is believed to be fundamental microprocessor technology and includes additional patents pending to protect its technology and architecture.

For Patriot Scientific information, contact Lowell Giffhorn at (858) 674-5018. Detailed information about Patriot Scientific can be found on the website http://www.ptsc.com . Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites http://www.hawkassociates.com and http://www.hawkmicrocaps.com .

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/patriot/profile.htm . For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com .

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Safe Harbor statement under the Private Securities Litigation Reform Act of
1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.